QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

STILES/BRITT RANCH GAS GATHERING AND PROCESSING AGREEMENT

        THIS STILES/BRITT RANCH GAS GATHERING AND PROCESSING AGREEMENT (this "Agreement") is dated effective as of the 12th day of June 2008, (the "Effective Date") and executed August 5, 2008 by and between NEWFIELD EXPLORATION MID-CONTINENT INC., hereinafter referred to as "Producer", and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. hereinafter referred to as "Gatherer." Producer and Gatherer may at times be referred to herein as a "Party" or, collectively, as "Parties". The terms Producer and Gatherer shall include each Party's wholly-owned or controlled subsidiaries and affiliates, and their respective successors and assigns.

W I T N E S S E T H

        WHEREAS, Producer owns or controls certain Gas to be produced and saved from the Well(s), lands, oil and gas leaseholds and formations within the Commitment Area as set forth on Exhibit "A"; and

        WHEREAS, Producer owns, operates, and maintains certain gas gathering facilities in the Commitment Area; and

        WHEREAS, Producer and Gatherer desire that Gatherer acquire and take over the expansion, operation, maintenance, and control of Producer's Existing Gathering Facilities and to further construct and install additional gas gathering, compression, dehydration, Processing and related facilities, to enable Gatherer to accept delivery of Producer's Gas at the Receipt Points, to gather, compress and Process Producer's Gas, and to redeliver the Gas for Producer's account at the Delivery Points and Redelivery Points under the terms and conditions herein; and

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged by the Parties hereto, Producer and Gatherer agree as follows:

Article I.
DEFINITIONS

        Except as otherwise provided, the following terms as used herein shall have the meaning set forth below:

        1.1    "Actual Compression Fuel" shall have the meanings set forth in Exhibit "B" herein.

        1.2    "ADP" shall mean the average pressure (in psig) during any Day and shall be determined by Gatherer using the pressure data from the Electronic Flow Meters (EFM's) installed by Gatherer at each Receipt Point. The ADP shall be determined by Gatherer by adding each average hourly pressure as provided by the EFM's during any Day and dividing the sum of the hourly pressures by twenty four (24).

        1.3    "Assumed Atmospheric Pressure for Measurement and Testing" shall mean fourteen and forty-five hundredths pounds per square inch absolute (14.45 psia) at the Receipt Points and at the Delivery Points and Redelivery Points.

        1.4    "BTU" shall mean British Thermal Unit and shall mean the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five tenths degrees

Fahrenheit (58.5°F) to fifty-nine and five tenths degrees Fahrenheit (59.5°F) at a pressure of fourteen and six hundred ninety-six thousandths pounds per square inch absolute (14.696 psia).

        1.5    "Business Day" shall mean the Days of a week excluding weekends, federal holidays and any additional days on which federal banks are not open for business.

        1.6    "Commitment Area" shall mean that area of ** Texas as set forth in Exhibit "A" and includes both the area identified on Exhibit "A" as Commitment Area A and the area identified on Exhibit "A" as Commitment Area B.

        1.7    "Commitment Area System" shall include Producer's Existing Gathering Facilities when acquired by Gatherer, as well as all gathering, compression, measurement, dehydration, and other related facilities constructed by or used by Gatherer to receive Gas at the Receipt Points, gather Producer's Gas inside of the Commitment Area, redeliver Gas at the Redelivery Points and compress Producer's Gas. Commitment Area System shall not include any of Gatherer's pipelines, processing or related facilities downstream of the compressor stations installed by Gatherer inside of the Commitment Area.

        1.8    "Contract Pressure" shall mean ** psig during the initial ninety (90) Days following the In-Service Date and shall mean ** psig thereafter for the area identified on Exhibit "A" as Commitment Area A and shall mean ** psig during the initial ninety (90) Days following the In-Service Date and shall mean ** psig thereafter for the area identified on Exhibit "A" as Commitment Area B.

        1.9    "Day" shall mean a period of twenty-four (24) consecutive hours which shall commence for operational issues at 7:00 o'clock a.m. Central Clock Time, as defined below ("CCT") on one calendar day and end at 7:00 o'clock a.m. CCT on the following calendar day; and, for any other issues (including, but not limited to, non-operational contract issues), such twenty-four (24) consecutive hour period shall commence at 12:01 a.m. CCT on one calendar day and end at 12:01 a.m. CCT on the following calendar day. CCT refers to the time in Central Time Zone, whether actual or programmed as Central Standard Time or Daylight Savings Time, or such other period as the Parties may agree upon.

        1.10    "Delivery Point(s)" shall mean the interconnection of Gatherer's System with the pipelines owned and/or controlled by the Pipeline Carriers where Gatherer shall redeliver Gas to Producer up to the capacity of each interconnect as set forth in Exhibit "I" and as set forth in this Agreement.

        1.11    "Gas" or "Natural Gas" shall mean all vaporized hydrocarbons and all components of the natural gas and includes gas well gas produced from wells classified as gas wells by any governmental authority having jurisdiction, casinghead gas produced from oil wells so classified, and flash gas vaporized from crude oil and condensate after production. Gas or Natural Gas shall not include helium which is specifically retained by Producer.

        1.12    "Gatherer's System" shall include Producer's Existing Gathering Facilities when acquired by Gatherer, as well as all gathering, compression, measurement, dehydration, treating, Processing, and other related facilities constructed by or used by Gatherer to receive Producer's Gas at the Receipt Points, to gather, treat, compress and Process Producer's Gas, and to redeliver Gas to Producer at the Delivery Points and Redelivery Points.

        1.13    "Heating Value" or "Heating Content" shall mean the heating value of and the number of gross ideal BTU's measured in the Gas in accordance with GPA Standards 2145 & 2172 at Standard Base Conditions.

        1.14    "Inferior Liquids" shall mean mixed crude oil, slop oil, salt water, nuisance liquids, and other liquids recovered by Gatherer in Gatherer's System.

        1.15    "In-Service Date" shall mean the first Day that Gatherer begins receiving all of Producer's Gas in accordance with the terms of this Agreement.

        1.16    "Month" shall mean the period commencing on the first Day of a calendar Month and ending on the first day of the next calendar Month.

        1.17    "MCF" shall mean one thousand (1,000) cubic feet at Standard Base Conditions and "MMCF" shall mean one thousand (1,000) MCF.

        1.18    "MMBtu" or "MMBTU" shall mean one million (1,000,000) BTU's.

        1.19    "New Well" shall mean an oil and/or gas well located within the Commitment Area and drilled and/or completed or acquired wells as provided for in Section 4.7 by Producer after the In-Service Date.

        1.20    "Pipeline Carriers" means Enogex Inc., CenterPoint Energy Gas Transmission, ANR Pipeline Company, Panhandle Eastern Pipe Line Company, and Natural Gas Pipeline Company of America, any of their affiliated entities or any of their successors or assigns.

        1.21    "Plant" shall mean Gatherer's Processing facilities known as the "Arapaho Processing Plant" located in Section 27 of Township 15 North Range 19 West in Custer County Oklahoma.

        1.22    "Plant Products" means ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, pentanes plus, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane included in any Plant Products, which are separated, extracted, recovered or condensed from Gas in the Plant. Plant Products shall not include helium.

        1.23    "Process" and "Processing" shall mean the conversion of gaseous hydrocarbons from a natural gas stream into liquefied form ("Natural Gas Liquids" or "NGLs"), and/or the removal of NGLs from the gas, through refrigeration, absorption, adsorption, chemical means or other industry accepted processes.

        1.24    "Producer's Existing Gathering Facilities" shall mean all of Producer's interest in compression, gathering, measurement, pigging, and all other related facilities owned, operated, controlled or used by Producer as of the In-Service Date to gather and compress Producer's Gas downstream of the Receipt Points and all related compressor and equipment leases, rights-of-way, easements, surface use lease, and other real property interests and agreements less and except the "Excluded Assets" described on Exhibit "A-1" which are reserved by Producer.

        1.25    "Producer's Gas" shall include all Gas owned or controlled by Producer, or its wholly-owned or controlled subsidiaries, which is produced from Well(s) located within the Commitment Area and in which Producer is the Operator. Producer's Gas does not include Gas that is subject to pre-existing and short term commitments as listed on or authorized in Exhibit "C" or addressed in Article 3.2 and 3.3 herein.

        1.26    "Receipt Point(s)" shall be the points located within the Commitment Area where Producer elects in its sole and reasonable discretion to deliver Producer's Gas to Gatherer and where Gatherer shall receive Producer's Gas in accordance with the terms of this Agreement. For all existing Wells as of the date of this Agreement, the Receipt Point shall be the inlet flange of the block valve immediately upstream of the meters located at each Well.

        1.27    "Redelivery Points" shall mean the interconnection of Gatherer's System with the pipelines owned and/or controlled by the third parties as described in Exhibit "C".

        1.28    "Standard Base Conditions" shall mean a pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia) at a temperature of sixty degrees Fahrenheit (60°F).

        1.29    "Well" shall mean any well productive of Gas, from any formations, which is now or hereafter completed within the Commitment Area and in which Producer owns an interest in and is limited to Wells that Producer operates. Should Producer transfer, sell or otherwise assign the right to operate any Well then such Well shall remain subject to the terms of this Agreement. The commitments and obligations of Gatherer under this Agreement shall extend to and include all of Producer's Gas from such a Well.

        1.30    "Well Notice" shall mean a written notice from Producer to Gatherer of the location of each New Well within the Commitment Area and the location of the Receipt Point designated by Producer for the New Well.

Article II.
COMMITMENTS OF GATHERER

        2.1    Gatherer shall purchase and Producer shall assign and convey Producer's Existing Gathering Facilities according to the terms set forth in Article VI. The assignment of Producer's Existing Gathering Facilities shall be effective on the In-Service Date.

        2.2    Gatherer shall design, construct, operate and maintain, ** all additional gathering pipelines, compression, dehydration and all related equipment and facilities as required to enable Gatherer to fulfill and perform its obligations under this Agreement including, but not limited to, (a) Gatherer's receipt of Producer's Gas, and Gas subject to the Contractual Obligations listed on Exhibit "C", at the Receipt Points, (b) the Processing of Producer's Gas, (c) (i) the redelivery at the Delivery Points of a thermally equivalent quantity of Producer's Gas less only Actual Compression Fuel and Deemed System Loss used by Gatherer to compress and dehydrate Producer's Gas for delivery to Gatherer's Plant; and (ii) the redelivery of Gas at the Redelivery Points of a thermally equivalent quantity of Gas less Deemed System Loss as set forth in Exhibit "B", (d) maintaining the Contract Pressures, (e) connecting all New Wells as set forth in Section 2.4, and (f) to the extent that Producer's Gas meets the quality specification set forth in Article IX, treating Producer's Gas for the removal of Hydrogen Sulfide (H2S) as necessary to meet pipeline specifications.

        2.3    Gatherer shall receive all of Producer's Gas delivered in accordance with this Agreement and perform all other applicable obligations under this Agreement by no later than ** (the "In-Service Deadline"). Gatherer shall ** through the ** thereafter until Gatherer is able to receive all of Producer's Gas delivered in accordance with this Agreement and perform all other applicable obligations under this Agreement. Producer shall have the right ** upon thirty (30) days written notice to Gatherer in the event Gatherer has not begun receiving all of Producer's Gas delivered in accordance with this Agreement by **.

        2.4    Gatherer does not currently have connections to all of the Pipeline Carriers set forth in Section 1.20. Gatherer shall execute an interconnect agreement with CenterPoint Energy Gas Transmission in the form generally set forth in Exhibit "H" within ten (10) days of the execution of this Agreement to provide for the installation of an interconnect. Failure to obtain an interconnection agreement with CenterPoint Energy Gas Transmission within such ten (10) day period and failure to use all commercially reasonable best efforts to both complete such interconnection and to cause CenterPoint Energy Gas Transmission to complete such interconnection shall be ** which shall be ** prior to the time that Gatherer has obtained such interconnection agreement. Gatherer will use its commercially diligent efforts to obtain all other such interconnections to the Pipeline Carriers following the execution of this Agreement. Provided Gatherer is using its commercially diligent efforts, not having obtained or completed such other interconnections shall not be considered a failure or violation of any completion requirement set forth in Section 2.3 or a failure or violation under any other provision of this Agreement. Notwithstanding the forgoing provisions, if the Centerpoint interconnection has not been completed by the In-Service Deadline, Gatherer shall, ** and notifies Gatherer in writing at least ten (10) days prior to the beginning of the Month, at ** for such month.

        2.5    Following the In-Service Date, within the later of sixty (60) days of receiving a Well Notice, or the date that the Well has been completed and is ready to flow Gas, Gatherer shall have constructed such additional gathering pipelines, compression, measurement equipment and other facilities as may be reasonably needed in order for Gatherer to promptly receive all of Producer's Gas from such New Well(s) at the Receipt Points. It is expressly understood and agreed that ** associated with all aspects of the timely construction of the pipelines and other facilities, including but not limited to the procurement of the rights-of-way needed or useful in connection therewith, shall **. Time is of the essence with regard to completion of construction of the pipelines and other facilities provided herein. In the event Gatherer fails to comply with this provision, Producer shall ** as provided in Section 16.3 (i).

        2.6    Gatherer shall operate and maintain Gatherer's System consistent with its obligations under the Agreement and general industry practice but shall otherwise have the right to add to or remove components from Gatherer's System, and to operate Gatherer's System in the manner Gatherer determines to be most efficient from time to time.

        2.7    Gatherer shall receive and redeliver Gas on behalf of Producer to third parties at the Redelivery Points as is necessary to allow Producer to meet its existing dedications and contractual obligations owing to third parties as described in Exhibit "C". Gatherer shall not Process such Gas but may charge for Gathering Fees and Deemed System Loss on such volumes of Gas as provided for in Exhibit "B".

        2.8    Gatherer shall Process all of Producer's Gas as is necessary for such gas to meet dewpoint and/or BTU specifications set by Pipeline Carriers at all Delivery Points ** for the duration of this Agreement.

Article III.
COMMITMENTS OF PRODUCER

        3.1    Producer shall ** deliver Producer's Gas to Gatherer at the Receipt Points at a pressure sufficient to affect delivery into Gatherer's System against the pressure prevailing therein from time to time; provided, however, that Producer shall not be required to deliver Producer's Gas at a pressure greater than Contract Pressure.

        3.2    Subject to Article VI of this Agreement, and those existing contractual obligations and short term obligations that may be entered into after the Effective Date as described in Exhibit "C", Producer dedicates all of Producer's Gas to this Agreement and shall deliver all of Producer's Gas at the Receipt Points during the term of this Agreement. Producer shall take no action to extend the term of any of the agreements set forth in Exhibit "C" and shall take all actions necessary to prevent any extension of those agreements. Following the termination or expiration of such agreements, Gas committed under those agreements shall be subject to the terms of this Agreement.

        3.3    Notwithstanding the provisions of Section 3.2 or any other terms and provisions of this Agreement that might appear to be to the contrary, it is expressly understood and agreed that, as to additional leases, Wells and other assets that may be acquired by Producer after the Effective Date of this Agreement, such assets shall not be subject to this Agreement to the extent that Producer acquires such assets subject to any then-existing contractual or other obligations or encumbrances that are inconsistent with the obligations of this Agreement. Producer shall take no action to extend the term of any of those then-existing agreements and shall take all actions necessary to prevent any extension of those agreements. Following the termination or expiration of such agreements, Producer's Gas committed under those agreements shall be subject to the terms of this Agreement.

        3.4    Producer grants Gatherer the ** right to Process all of Producer's Gas delivered by Producer at the Receipt Points. ** Producer granting Gatherer the processing rights to Producer's Gas and the right to recover and retain the Plant Products recovered from Producer's Gas and all proceeds derived therefrom, ** as set forth in Exhibit "B-1" to this Agreement. The ** shall be applicable **. Producer shall not install or allow any third party to install equipment to Process Producer's Gas upstream of the Receipt Points other than the installation of mechanical separation equipment.

        3.5    Producer shall be solely responsible for making timely arrangements for the further disposition of Producer's Gas from the Delivery Points and Redelivery Points.

        3.6    With respect to the assets and operations of the Producer's Existing Gathering System, from the Effective Date until the In-Service Date, except as expressly contemplated by this Agreement, Producer shall not, without the prior written consent of Gatherer, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business or fail to use commercially reasonable best efforts to preserve intact Producer's Existing Gathering System and maintain its rights, franchises and existing relations with landowners and grantors of applicable easements, rights of way, and other real property interests, and with Producer's customers, suppliers, employees and business associates, or take any action that would adversely affect its ability to perform any of its material obligations under this Agreement.

Article IV.
RECEIPT AND DELIVERY OF GAS

        4.1    All Gas delivered under this Agreement shall be delivered to Gatherer at the Receipt Points and redelivered by Gatherer to or on behalf of Producer at the Delivery Points and Redelivery Points as closely as is practicable to uniform hourly and daily rates of flow.

        4.2    The Heating Content of the Gas measured at the Receipt Points and Redelivery Points shall be determined with the water content of the gas as determined at the actual pressure and temperature of the Receipt Point and Redelivery Points respectively.

        4.3    Subject to Section 3.3, Gatherer shall redeliver on behalf of Producer, to the Pipeline Carrier(s) designated by Producer at the Delivery Points, and at the Redelivery Points, a thermally equivalent quantity of Gas equal to the quantity received from Producer at the Receipt Points less Actual Compression Fuel (where applicable) and Deemed System Loss. The Heating Content of Gas measured at the Delivery Points shall be determined on a dry MMBTU basis.

        4.4    Following the In-Service Date, if Gatherer has not completed the installation of the gathering pipelines and other facilities required in order for Gatherer to fulfill its obligations under Section 2.5 with regard to receiving Producer's Gas from any New Well within the later period of sixty (60) Days following receipt of a Well Notice from Producer or the date that the Well has been completed and is ready to flow Gas, Producer shall have the option to do any of the following:

          4.4.1    Install, or cause to be installed, such pipelines and/or other facilities as required for Gatherer to meet the obligations under this Agreement. Upon the completion of such pipeline and/or other facilities, Gatherer shall immediately commence receiving into Gatherer's System Producer's Gas delivered by Producer through the newly-constructed facilities. Additionally, Gatherer shall promptly acquire such pipeline and/or other facilities, in accordance with the terms set forth in Section 6.1, from Producer by paying Producer ** the reasonable and actual costs incurred by Producer in connection with the installation of such pipeline and/or other facilities. Payment shall be due from Gatherer as to each invoice within thirty (30) days of Gatherer's receipt of such invoice from Producer. In order to invoke this option, Producer shall send to Gatherer three (3) days prior written notice of Producer's election to proceed with this option. Producer shall submit one or more invoices (i.e., Producer may invoice Gatherer multiple times, as the costs are being incurred) showing reasonable and actual costs incurred by Producer in connection with such pipelines and/or other facilities, with copies of supporting materials showing that the costs have actually been incurred, with the sum invoiced to Gatherer being ** such costs and Producer shall assign such facilities to Gatherer. In the event Producer chooses to install such pipelines and/or other facilities, then in addition to acquiring such pipeline and/or other facilities installed by Producer as set forth above, **. Should Producer choose to install pipelines and/or other facilities under this Section 4.4.1, Producer shall use substantially the same standards of design as Gatherer has used to construct Gatherer's System; or

          4.4.2    Elect to have such Well released from the terms of this Agreement at the sole option of Producer by providing Gatherer with three (3) days prior written notice of such election, at the end of which period Producer shall be free to enter into any arrangements it may choose for the provision of alternative services by any third party of Producer's choosing, and Producer shall have no further obligations to Gatherer under this Agreement with regard to the Well(s) in question for the remaining term of this Agreement.; or

          4.4.3    As an alternative to Sections 4.4.1 and 4.4.2, above, Producer may instead elect to take no action and await Gatherer's delayed performance of the particular obligations that have not been timely performed. In the event Producer elects this third option, then ** in Gatherer's ultimate completion of the installation of the applicable pipelines and/or other facilities, then ** for Gatherer's delay in such performance under this Agreement:

            (A)  For ** up through the ** beyond the date on which performance was due by Gatherer, ** as to the **;

            (B)  For ** beginning with the ** and continuing through the ** beyond the date on which performance was due by Gatherer, ** beginning with the ** and continuing through the **;

            (C)  For ** beginning with the ** beyond the date on which performance was due by Gatherer, ** beginning with the ** and continuing **; provided, however, that subject to Gatherer's prior completion, Producer may elect at any time that is governed by this Section 4.4.3 to instead proceed reasonably and in good faith under the alternative procedures set forth in either 4.4.1 or 4.4.2, above. Producer, however, must give Gatherer the three day notice provided for in 4.4.1 or 4.4.2 in advance of Producer proceeding with the alternative procedure.

        4.5    In the event Gatherer is unable to obtain necessary rights of way or surface access in order to perform its obligations herein, then, at Gatherer's request, Producer shall assign, license, allow or permit Gatherer to operate under any surface use or other rights of way rights that Producer may have to the extent it has the right to assign, license, allow or permit such use. In the event Producer transfers such right of use, Gatherer shall indemnify and hold Producer harmless from any loss, costs, claims or lawsuits arising from Gatherer's activities under such use in performing its obligations herein.

        4.6    If Gatherer has been provided with a Well Notice, but Producer fails to complete the Well referred to in the Well Notice (or a Well that is the functional substitute for such Well) within one hundred twenty (120) days of Gatherer's completion of the necessary Gatherer's System facilities to be prepared to receive Producer's Gas from such Well, then Producer shall at the Gatherer's request, ** the installation of such facilities and **.

        4.7    Should Producer acquire additional leases, Wells and other assets within the Commitment Area, as set forth in Section 3.3 above, then following the expiration of any existing contractual or other obligations or encumbrances that are inconsistent with the obligations of this Agreement, Gatherer shall install all facilities as required to receive Producer's Gas at such additional Receipt

Points requested by Producer as if the acquired Wells were New Wells with the following exceptions as set forth below:

          4.7.1    If production from any acquired Well is ** at the time the Well becomes subject to this Agreement, either at acquisition or when the existing contractual or other obligations terminate, Producer shall have the option to exclude such Wells from this Agreement.

          4.7.2    If the acquired leases, Wells and other assets require more than four (4) new Receipt Points, then the sixty (60) day period for Gatherer to begin receiving Producer's Gas at such new Receipt Points shall be extended by ten (10) days for each additional Receipt Point in excess of the first four (4) Receipt Points. Acquisitions of new leases, Wells and other assets acquired within any sixty (60) day period shall be considered and treated as one acquisition for the purposes of determining the number of new Receipt Points required.

          4.7.3    For any new Receipt Point required as set forth in this Section 4.7 in which the monthly average production at such new Receipt Point is ** but ** at the time that Gatherer begins receiving Gas at such new Receipt Point, Producer shall ** for ** all facilities as required to begin receiving Producer's Gas at such additional Receipt Point. Notwithstanding the forgoing, in no event shall Producer be required to ** compression equipment for Producer's Gas delivered at such additional Receipt Point.

          4.7.4    For any new Receipt Point required as set forth in this Section 4.7 in which the monthly average production at such new Receipt Point is ** at the time that Gatherer begins receiving Gas at such new Receipt Point, Producer shall ** for ** all facilities as required to begin receiving Producer's Gas at such additional Receipt Point. Notwithstanding the forgoing, in no event shall Producer be required to ** for ** compression equipment for Producer's Gas delivered at such additional Receipt Point.

        4.8    Producer's Gas shall be ** by Gatherer ** Gatherer's Commitment Area System. As such, and subject to applicable laws and regulations, Gatherer shall ** only to ** within Gatherer's Commitment Area System.

Article V.
RECEIPT PRESSURES AND REMEDIES

        5.1    In the event the ADP at any Receipt Point exceeds Contract Pressure, then the following shall apply:

          5.1.1    In the event that either (i) the ADP during ** exceeds the Contract Pressure by more than **, or (ii) the ADP during ** exceeds the Contract Pressure by more than **, Gatherer will ** and shall ** Producer.

          5.1.2    In the event that either (i) the ADP during ** exceeds the Contract Pressure by more than **, or (ii) the ADP during ** exceeds the Contract Pressure by more than **, then ** set forth in 5.1.1 above, Gatherer will ** and shall ** Producer.

          5.1.3    In the event the ADP ** exceeds the Contract Pressure by in excess of **, then, ** outlined in Section 5.1.2 above, Gatherer shall ** the Receipt Point, ** the Contract Pressure by in excess of ** and further ** during the most recent Month prior to the Month ** exceeded the Contract Pressure.

          5.1.4    The ** under Sections 5.1.1 through 5.1.3 shall **. ** Sections 5.1.1 through 5.1.4 are ** Exhibit "F".

          5.1.5    If the ADP ** exceeds the Contract Pressure by more than **, and if any **, then Gatherer shall ** as directed by Producer, but only to the extent that ** set forth above by more than ** and only until such time ** not more than ** than the Contract Pressure. In no event shall Gatherer be required to ** to the extent that it ** or ** Receipt Points

        5.2    Should the ADP at ** exceed the Contract Pressure by more than **, Producer may at its option (to be exercised at any point in time prior to the Gatherer's restoration of the ADP ** to the Contract Pressure), elect to ** this Agreement by providing Gatherer with three (3) days written notice of such election, at the end of which period Producer shall **, and Producer shall have ** under this Agreement with regard to the **.

        5.3    In the event Producer believes ** per the terms of this Article V **, Producer shall have one hundred twenty (120) Days from the given Month in which ** to notify Gatherer of the **. ** beyond one hundred twenty (120) Days from the Month in which **.

        5.4    Notwithstanding any other provision of this Article V, if Producer's operations result in delivery of free liquids at any Receipt Point, then the Receipt Point pressure obligation set forth in this Article V shall be suspended as to all affected Receipt Points for the Month and Producer shall reimburse Gatherer for the reasonable cost to dispose of any free liquids which were delivered into Gatherer's System. In addition, the Receipt Point pressure obligation set forth in this Article V shall be suspended as to all affected Receipt Points to the extent that an increase in the pressure at any Receipt Point is the result of Force Majeure or because any third party is not receiving Producer's Gas at the redelivery Points as set forth in Exhibit "C".

        5.5    Producer and Gatherer understand that the pressure at each Receipt Point may be affected by the initial production from Wells recently connected to Gatherer's System. As a result and notwithstanding any other provision of this Article V, all the Receipt Points within a single Section of Land in which the combined volume from all the New Wells within that Section of Land **, shall be excluded from the determination of the ADP during the period of time that is the lesser of (A) the period that the combined volume of all New Wells within that Section of Land are delivering ** and such production is causing the ADP at any Receipt Point in such Section of Land to exceed the Contract Pressure, or (B) 90 days following the time that the combined volume from all New Wells within that Section of Land **.

        5.6    Gatherer shall maintain for at least seven (7) years, the records that demonstrate the appropriate ADP for each Receipt Point as to any given Month. Producer shall have the right to have reasonable access at all times to Gatherer's SCADA system information related to the pressure and flows at each Receipt Point and Redelivery Point. It is expressly agreed by Gatherer that Gatherer will not destroy any of the foregoing categories of records without first providing Producer with sixty (60) days prior written notice of both its intention to do so and its offer to send and relinquish such materials to Producer in lieu of destroying them.

Article VI.
PURCHASE AND SALE OF PRODUCER'S EXISTING GATHERING FACILITIES

        6.1    Effective as of the In-Service Date, Producer shall assign all of Producer's Existing Gathering Facilities on an "as-is, where-is" basis with no express or implied representations or warranties except that Producer agrees to transfer Producer's Existing Gathering Facilities, free and clear of any mortgages, mechanics' liens, tax liens and other forms of security interests or financial encumbrances, or past due payments of any kind created by, through and under Producer but not otherwise, and shall represent and warrant to Gatherer that Producer has good and clear title to the personal property associated with the acquired portion of Producer's Existing Gathering Facilities and warrants good and clear title to the real property interests against claims by, through and under Producer but not otherwise. The acquisition shall be consummated by assignment and bill of sale in the form of the attached Exhibits "G". Producer shall not be required to assign easements, rights-of-way or other related contracts to Gatherer, either whole or in part, if doing so would incur liabilities unless Gatherer agrees to bear all costs and burdens associated with such liabilities. To the extent that equipment leases or other facility leases, permits, rights of way, easements, surface use leases and real property interests are assignable by Producer to Gatherer, Producer shall also represent that Producer has no actual knowledge that any such leases, permits, rights of way and easements are not valid or are not in full force and effect.

        6.2    Upon delivery of the assignment and bill of sale described in Section 6.1, Gatherer shall pay Producer ** for Producer's Existing Gathering Facilities in place on the Effective Date together with an amount equal to ** actual and reasonable costs incurred by Producer after the Effective Date in acquiring and installing additions to the Producer's Existing Gathering Facilities.

        6.3    Effective as of the In-Service Date, Producer will assign and Gatherer will assume the duties and obligations of the lessee under those certain contracts, as listed in Exhibit "E", ("Compressor Contracts"), under which Producer has leased certain compression packages.

        6.4    Producer shall bring all facility leases or other related contracts that are acquired in whole or in part by Gatherer from Producer current in all payments and obligations, and Producer shall pay all costs, expenses or charges relating to the Producer's Existing Facilities or the Compressor Contracts as of the date of the assignment of the Producer's Existing Gathering Facilities or the Compressor Contracts. Producer shall indemnify and hold Gatherer harmless from and against any payments, liabilities and obligations arising or accruing under such assigned facility leases or other related contracts with respect to the period prior to the date of transfer to Gatherer, or any obligations, liabilities, duties or damages related to the operations of Producer's Existing Gathering Facilities, prior to the date of transfer to Gatherer, including any environmental liabilities.

        6.5    Gatherer shall assume sole liability for all ongoing payments and obligations accruing after the date of Producer's assignment and shall indemnify and hold Producer harmless with respect to any future payments and obligations under the assigned Producer's Existing Gathering Facilities or other related contracts, including the Compressor Contracts with respect to the period after the date of the assignments to Gatherer. Gatherer shall indemnify and hold Producer harmless from and against any payments, liabilities and obligations arising or accruing under such assigned facility leases or other related contracts with respect to the period after the date of transfer by Producer, or any obligations, liabilities, duties or damages related to the operations of Producer's Existing gathering Facilities, after the date of transfer to Gatherer, including any environmental liabilities.

        6.6    Producer will make reasonable efforts to obtain all governmental and third party consents and approvals necessary to complete the transactions contemplated by this Article VI. If Producer is unable to obtain any required consents, or the interests are not assignable or transferable, or if Producer determines that such items are required by Producer for the continued operations or business activities of Producer, Producer shall, to the extent Producer may lawfully and validly do so, "partially" grant to Gatherer a non-exclusive right and license to use any such equipment leases and other facility leases, permits, easements, surface use leases, rights of way and/or real property interests associated with the acquired portion of Producer's Existing Gathering Facilities, the intent of the Parties being to provide Gatherer, to the extent the same can be reasonably done, with the same access and ability to utilize such items as if Producer had assigned such items to Gatherer.

        6.7    Producer shall grant to Gatherer, to the extent it has the legal right to do so, without warranty of title either expressed or implied, a non-exclusive easement and servitude on Producer's leaseholds, properties, and premises underlying Gatherer's System in order to carry out the provisions of this Agreement, and the right to free access at all reasonable times to any part of said leaseholds, properties, and premises for any purpose connected with this Agreement.

Article VII.
OPERATIONAL IMBALANCE AND CASH BALANCING

        7.1    The Parties recognize that Gatherer shall be designated by the Pipeline Carriers as the point operator and shall be considered by the Pipeline Carriers to be responsible for the operation of Gatherer's System's pipeline interconnections to the Pipeline Carriers at the Delivery Points. As such, with respect to operational balancing agreements or similar agreements with all Pipeline Carriers ("OBA(s)") related to the existing pipeline interconnects, Gatherer shall either be appointed and act as agent of Producer or enter into independent OBA's. Upon entering into all such arrangements for the OBA's, Gatherer shall be responsible for the administration of all such OBA's and for all terms and conditions of any such OBA.

        7.2    The Parties recognize that certain Gas imbalances may occur between the quantity of Producer's Gas received by Gatherer less Actual Compression Fuel and Deemed System Loss ("Net Receipt") and the quantity of Producer's Gas nominated by Producer ("Net Nomination") for redelivery by Gatherer to Producer or for Producer's account at the Delivery Points. Throughout each Month the Parties agree to actively communicate and cooperate with each other, and with any interconnecting pipeline, to review appropriate data to identify any imbalance, and to eliminate or remedy any imbalance as soon as either Party becomes aware of an imbalance. The Parties further agree to manage daily receipts and deliveries so that the imbalances shall be kept as near to zero as practicable. At the end of each Month, any imbalance in MMBTU's between the Net Receipt and the Net Nominations (with such difference being referred to as the "Imbalance") shall be balanced by means of a payment to Producer from Gatherer or a payment to Gatherer from Producer, as applicable, valued at the "Cash-Out Price." To the extent that the Monthly Net Receipt amounts are greater than the Monthly Net Nomination amounts, a payment shall be due Producer and Gatherer will make such payment to Producer for the imbalance based on the difference between the Monthly Net Receipt amounts and the Monthly Net Nomination amounts, multiplied by the Cash-Out Price. To the extent the Monthly Net Receipt amounts are less than the Monthly Net Nomination amounts, a payment shall be due Gatherer, and Gatherer will invoice Producer for the imbalance based on the difference between the Monthly Net Receipt amounts and the Monthly Net Nomination amounts, multiplied by the Cash-Out Price during the applicable Month in which the volume imbalance was generated. As used in this Agreement, the "Cash-Out Price" shall be determined as to each applicable Month and shall mean a price per MMBTU equal to either (1) if the receiving pipeline's applicable cash-out price is not imposed for the applicable Month(s), the price will be the daily index price averaged for such Month for the applicable receiving pipeline as published in the Daily Price Survey section of Platt's Gas Daily, or (2) if the receiving pipeline's applicable cash-out price is imposed for the applicable Month(s), that price will be the "Cash-Out Price". Should the information necessary to calculate the "Cash-Out Price" not exist for the receiving pipeline or cease to be available, Gatherer and Producer shall work in good faith to determine a comparable substitute publication and/or daily posting(s) or other indexes providing equivalent data.

        7.3    Producer shall be solely responsible for submitting appropriate nominations to Gatherer for the redelivery of Producer's Gas, less the Actual Compression Fuel and Deemed System Loss, at the Delivery Points. Producer shall indemnify and hold Gatherer harmless from any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances under applicable OBA's or Producer's Pipeline Carrier transportation agreement(s) or other agreement(s) caused by Producer's failure to make proper and timely nominations. Gatherer shall indemnify and hold Producer harmless from and against any and all costs, expense, liabilities, or damages (including without limitation, pipeline imbalances, penalties, court costs, and attorney fees) arising due to any such pipeline imbalances under applicable OBA's or Producer's Pipeline Carrier transportation agreement(s) or other agreement(s) caused by Gatherer's failure to properly and timely give effect to Producer's nominations, and provided further, however, Gatherer shall not be responsible for eliminating any imbalances between Producer and any third party.

Article VIII.
MEASUREMENT

        8.1    Gatherer shall measure Producer's Gas delivered by Producer hereunder using an EFM, which Gatherer shall install, or caused to be installed, at the Receipt Points. Measurement shall be made by Gatherer in accordance with the requirements of applicable provisions in ANSI/API 2530, "Orifice Metering of Natural Gas" (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the Parties. EFM equipment shall be designed and installed in accordance with the procedures set forth in the Manual of Petroleum Standards, Chapter 21.1 (Latest Revision). Producer shall have access to Gatherer's metering equipment and information received from such metering equipment at reasonable hours. In addition, Producer shall have the right to install check measurement and monitoring equipment at the Receipt Points—including the right to install Producer's check measurement equipment on the Gatherer's meter tube(s) and/or orifice unions. All such check measurement equipment shall be installed so such equipment shall not interfere with the operations of Gatherer's equipment. The Heating Content of all Gas shall be calculated at Standard Base Conditions.

        8.2    The accuracy of Gatherer's measuring equipment shall be verified by tests using means and methods generally acceptable in the gas industry, at least once every thirty (30) days for Wells that produce in excess of five hundred (500) MCF per Day, and on a quarterly basis for Wells that produce less than five hundred (500) MCF per Day. Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible. Gatherer shall give Producer two (2) days notice of upcoming tests. If Producer fails to have a representative present, the results of the test shall nevertheless be considered valid until the next test. Gatherer shall, upon written request of Producer, conduct a test of Gatherer's measuring equipment, provided that in no event shall Gatherer be required to test its equipment more frequently than once a Month. All tests of such measuring equipment shall be made at Gatherer's expense, except that Producer shall bear the expense of tests made at its request if the inaccuracy is found to be less than two percent (2%).

        8.3    If, for any reason, any measuring equipment is inoperative or inaccurate by more than one percent (1%) in the measurement of Gas, then the volume of Gas delivered during the period of such inaccuracy, shall be determined on the basis of the best data available using the first of the following methods which is feasible:

    (a)
    By using the registration of any check measuring equipment installed and accurately registering; or

    (b)
    By using a percentage factor to correct the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

    (c)
    By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.

        8.4    An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known, or if not known, then for one half the period since the date of the last meter test. In no event, however, shall any adjustment extend back beyond thirty (30) days from the date the error was first made known by one Party hereunder to the other.

        8.5    Each Party shall have the right to inspect the other Party's equipment, charts, and other measurement or test data during business hours; but the reading, calibration, and adjustment of such equipment and changing of charts shall be done by the Party installing and furnishing same. Unless the

Parties otherwise agree, each Party shall preserve all its original test data, charts, and other similar records for a period of at least two (2) years.

        8.6    Gatherer shall obtain or cause to be obtained each Month, samples of Producer's Gas measured at the Receipt Points in accordance with generally accepted industry standards. Gatherer shall obtain or cause to be obtained analyses of all such samples. For Wells that produce in excess of five hundred (500) MCF per Day, Gatherer shall obtain samples on a Monthly basis. For Wells that produce less than five hundred (500) MCF per Day, Gatherer shall obtain samples on a quarterly basis. All analyses shall determine the composition of the Gas by component in mole percent, Heating Value, and specific gravity, all by means of chromatographic or other accepted methods in the industry.

        8.7    The measurement equipment to be used for determining the quantity and composition of the Gas at the Delivery Points shall be the measurement equipment of the Pipeline Carriers or as otherwise agreed to by such Pipeline Carrier, all in accordance with the tariffs or standards of such Pipeline Carrier. The measurement equipment to be used for determining the quantity and composition of the Gas at the Redelivery Points shall be the measurement equipment of the third parties receiving Gas at the Redelivery Point. Notwithstanding anything to the contrary, the Parties agree that the water content of the Gas at such Redelivery Points shall be assumed to be saturated based on the actual temperature and pressure conditions ("As Delivered") at such Redelivery Point. Gatherer shall provide reasonable notice to Producer for all tests, calibrations, and other actions related to the operation and testing of the third party measurement equipment at the Redelivery Points. Producer shall have the right to have a representative present for all such tests and calibrations and shall have the right to review results of all such tests and calibrations. The Parties agree that Producer and Gatherer shall work with all such third parties to cause such third parties to perform all measurement, testing and calibrations on a Monthly basis and that Producer shall bear the cost, if any, related to performing such Monthly measurement testing and calibrations. Should the basis or methodology for the determination of the quantity and Heating Value of the Gas at the Receipt Points differ from the basis or methodology for the determination of the quantity and Heating Value of the Gas at the Redelivery Points, then Producer and Gatherer shall modify this Agreement to eliminate any such difference.

Article IX.
GAS QUALITY AND SPECIFICATIONS

        9.1    Gas delivered at the Receipt Points shall be commercially free of dust, rust, gum and gum forming constituents, dirt, paraffin, impurities, and other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with proper operations of the lines, meters, regulators and other appliances through which it flows and shall conform to the following specifications and shall be free of Inferior Liquids:

a.	Oxygen	Not more than twenty parts per million (20 ppm)
b.	Free Water	None
c.	Hydrogen Sulfide	Not more than twenty parts per million (20 ppm) at any single Receipt Point
d.	Heating Value	Not less than 950 BTU's per standard cubic foot of Gas in the aggregate for all Receipt Points

e.	Total Sulfur	Not to exceed one half (1/2) grain per one hundred (100) standard cubic feet of Gas
f.	Temperature	Not less than sixty five degrees Fahrenheit (65°F) and not more than one hundred twenty degrees Fahrenheit (120°F)
g.	Carbon Dioxide	Not more than one and eight tenths percent (1.8%) by volume
h.	Mercaptans	None
i.	Nitrogen	Not more than one and eight tenths percent (1.8%) by volume

        9.2    If at any time during the term of this Agreement either Party ascertains that such Gas fails to meet the above specifications, such Party shall immediately notify the other of the extent of the deviation from the specifications. Producer shall determine the expected duration of such failure and notify Gatherer of the efforts Producer is undertaking to remedy such deficiency. In the event Producer cannot (or elects not to) remedy such deficiency, Gatherer may, as its sole remedy, refuse to accept delivery of such Gas. In such case, Producer may immediately terminate this Agreement as to the affected Gas.

Article X.
GATHERING FEES, COMPRESSION FEES, AND DEEMED SYSTEM LOSS

        10.1    For the gathering services provided by Gatherer hereunder, Producer shall pay Gatherer a gathering fee ("Gathering Fee") as set forth in Exhibit "B".

        10.2    For the compression services provided by Gatherer hereunder, Producer shall pay Gatherer a compression fee ("Compression Fee") as set forth in Exhibit "B".

        10.3    Gatherer shall assess a charge for Actual Compression Fuel and Deemed System Loss as set forth in Exhibit "B".

        10.4    For the H2S treating services provided by Gatherer hereunder, Producer shall pay Gatherer a treating fee ("Treating Fee") as set forth in Exhibit "B".

        10.5    Commencing on January 1, 2013, and annually thereafter, the Gathering Fee, the Treating Fee and the Compression Fee (collectively referred to herein as the "Fees") specified above, shall be adjusted on an annual basis, either up or down, in proportion to the percentage change from the preceding year, in the Producer Price Index as published by the Department of Labor, in the subsection titled Industry Data, NAICS 213112 "Oil & Gas Operations Support Activities / 2131123 Other Oil And Gas Field Support Activities" ("PPI"); provided, however, that no such increase in Fees may exceed an increase of two and one-half percent (2.5%) for any given year and the Fees shall never be less than the Fees originally set forth in Exhibit "B".

Article XI.
BILLING, PAYMENT, AND REPORTING

        11.1    On or before the fifteenth (15th) day of each Month, Gatherer shall render an invoice to Producer for the preceding Month's services by Gatherer. Gatherer shall provide Producer with information to support Gatherer's invoice identified on a "Receipt Point by Receipt Point" basis, and shall also show the cumulative information indicating the total quantity of Producer's Gas delivered hereunder, the amount due therefore, and information sufficient to explain and support any adjustments made by Gatherer in determining the amount billed. Except where other provisions of this Agreement provide shorter deadlines for the payment of certain sums and/or invoices under the terms of this Agreement, Producer shall pay Gatherer or Gatherer shall pay Producer, as the case may be, at the address shown hereunder within thirty (30) days of receipt of invoice. If Producer disputes any amount in any invoice, then within sixty (60) days from the receipt of such invoice, Producer shall send written notice to Gatherer setting forth all details related to the reasons that Producer disputes such amounts. Producer shall not unreasonably dispute any invoiced amount. If the correct amount is not paid when due, interest on any unpaid and undisputed portion shall accrue at an annual effective interest rate equal to the prime rate, as quoted by the Wall Street Journal, plus two percent (2%) or at the highest rate permitted by applicable law, whichever is lower, from due date until date paid, with such interest to be compounded Monthly. If Producer does not pay Gatherer all undisputed amounts within the later of (i) one hundred twenty (120) days following receipt of invoice or (ii) forty-five (45) days following notice from Gatherer that undisputed amounts are due, then Gatherer may suspend receipt of Gas hereunder without prejudice to any other available remedies at law or in equity. Whenever Producer is entitled to be paid any sums by Gatherer under the terms of this Agreement, then unless specifically provided otherwise with regard to specific situations under the terms of this Agreement, payment shall be due from Gatherer and interest shall be owing under the same time frames and procedures set forth above in this Section 11.1 in relation to sums owing by Producer to Gatherer.

        11.2    If any clerical or accounting error resulting in overcharge or undercharge in any form whatsoever shall at any time be found relative to any invoice delivered, whether outstanding or paid, Gatherer shall refund any amount of overcharge or Producer shall pay any amount of undercharge, as the case may be, within thirty (30) days after final determination thereof, provided, EXCEPT WITH RESPECT TO ANY DISPUTED AMOUNTS, THAT NO RETROACTIVE ADJUSTMENTS SHALL BE MADE BEYOND A PERIOD OF TWENTY FOUR (24) MONTHS FROM THE DATE THAT ONE PARTY NOTIFIES THE OTHER OF A DISPUTED AMOUNT.

        11.3    Both Parties hereto shall have the right at any and all reasonable times to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement or charge, computation, or demand made pursuant to this Agreement. Prior to such examination, the Party requesting it shall execute a confidentiality agreement if requested to do so. Except as otherwise provided herein, all audits shall be limited to the 24 Months immediately preceding the request for the audit; provided, no audit may cover a time period subject to a prior audit; and, a party may not conduct an audit more frequently than once each 12 Months.

Article XII.
TAXES AND ROYALTIES

        12.1    Producer shall pay or cause to be paid all production taxes imposed with respect to the Gas delivered and transported hereunder. Producer shall have the sole and exclusive obligation and liability for the payment of all persons due any proceeds derived from the Gas delivered under this Agreement, including royalties, overriding royalties, and similar interests. In no event will Gatherer have any obligation to those persons due any of those proceeds of production attributable to the Gas under this Agreement.

        12.2    Producer shall pay all other severance, gathering or other similar taxes, fees or assessments imposed by any state or federal authority with respect to the Gas delivered hereunder. Further, Producer represents and warrants that it has timely filed, or shall timely file, any and all reports which it is required to file with respect to production or severance taxes to be paid hereunder. Producer shall indemnify and hold Gatherer harmless with respect to Producer's failure to file any and all such reports or with respect to Producer's failure to pay any and all taxes which Producer is obligated to pay pursuant to the terms of this Agreement. Gatherer shall pay its income taxes and all ad valorem and property taxes assessed on Gatherer's System.

Article XIII.
CONTROL, POSSESSION, AND TITLE

        13.1    Producer shall indemnify and hold Gatherer harmless from liability, claims, or damages including risk of loss, with respect to Gas or Producer's operations, prior to the Gas being delivered into Gatherer's System at the Receipt Points and as between Gatherer and Producer, upon redelivery of Gas subject to this Agreement, to the Delivery Points and Redelivery Points. Gatherer shall indemnify and hold Producer harmless from liability, claims, or damages including risk of loss, with respect to the Gas delivered into Gatherer's System upon receipt thereof by Gatherer at the Receipt Points and Gatherer's operations thereafter, until redelivery of the Gas at the Delivery Points and Redelivery Points, except for any such liability relating to the title to such Gas which shall remain with Producer.

        13.2    Producer warrants title to or the right to deliver or caused to be delivered all Gas and associated NGLs hereunder. Producer warrants that such Gas and associated NGLs are free from all liens and adverse claims of every kind, and agrees to indemnify Gatherer from all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of adverse claims of any or all persons, including governmental entities, as to said Gas and Plant Products or as to royalties or charges thereof or as to the construction and/or operation of any of Producer's facilities related to service hereunder.

Article XIV.
FORCE MAJEURE

        14.1    If either Party is rendered unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, then the obligations of the affected Party, except for any payments due in accordance with this Agreement, so far as the performance of such obligations is prevented or delayed by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. Such cause as well as its impacts shall, to the extent possible, be remedied and/or mitigated with all reasonable dispatch. The affected Party shall give notice and full particulars of such Force Majeure in writing by mail or telecopy or other electronic facility to the other Party as soon as practicable after the occurrence of the cause relied on.

        14.2    The term Force Majeure as employed herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; acts of the public enemy, wars, sabotage, blockades, military action, earthquakes, fires, storms or storm warnings, floods; arrests and restraints of governments and people; civil disturbances; explosions; the physical damage of essential parts of Gatherer's System, which materially interferes with the performance of Gatherer's obligations hereunder, and which is caused by the acts of third parties who, with respect to the incident causing such damage, have no relation as an officer, director, employee, agent, affiliated entity, contractor, subcontractor or the like, with Gatherer; the inability of any Party hereto to obtain necessary materials, supplies, or permits, only where such inability is due to, existing or future rules, regulations, orders, laws, or proclamations of governmental authorities (Federal State or local) including both civil and military; or changes in environmental laws, or the application thereof, which prevent Gatherer from complying with it's duties hereunder.

        14.3    It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

        14.4    Should an event of Force Majeure render Gatherer unable to take delivery of any of Producer's Gas at any Receipt Point then Producer may temporarily deliver Producer's Gas from such Receipt Point to a third party for gathering and/or Processing; provided, however, that Producer's Gas shall be delivered to Gatherer at such time as the Force Majeure event is rectified to allow delivery to Gatherer.

        14.5    Should an event of Force Majeure render Gatherer unable to take delivery of any of Producer's Gas at any Receipt Points for a period exceeding thirty (30) consecutive calendar days, then unless Gatherer reimburses Producer, within 5 days of receipt of an invoice from Producer, for all out of pocket third party costs incurred by Producer to acquire and construct the required facilities to move Producer's Gas to an alternate market during the Force Majeure event, Producer may, upon not less than three (3) days prior written notice to Gatherer, permanently deliver Producer's Gas from those Receipt Points impacted by the Force Majeure event to an alternate party for the services being provided by Gatherer hereunder, and will be released from further obligation with respect to those impacted Receipt Points under this Agreement.

Article XV.
TERM

        This Agreement shall continue in full force and effect for a period of ** following the In-Service Date, whereupon this Agreement shall be automatically renewed for successive renewal terms of one (1) year each, unless terminated by either Party giving written notice of termination to the other Party sixty (60) days prior to expiration of the primary term or any successive renewal term.

Article XVI.
ASSIGNMENTS **

        16.1    This Agreement shall extend to and be binding upon the Parties hereto, their successors and assigns. The rights of the Parties may be assigned or conveyed in whole or in part from time to time; provided however, neither Party shall assign this Agreement without the prior written consent of the other Party which consent shall not be unreasonably withheld. Reasonable bases for withholding consent shall include, but will not be limited to, valid concerns regarding the financial ability of the assignee to perform under this Agreement. All assignments and conveyances, including assignments by Producer of any of its leases or Wells within the Commitment Area shall be and remain subject to this Agreement and shall not relieve the assignor of its duties hereunder. No assignment, transfer of, or succession to, the interest of any Party hereto, either in whole or partially, shall be effective until the assignee agrees in writing to be bound by the terms of this Agreement and no assignment, transfer of, or succession to, the interest of any Party hereto, either in whole or partially, shall affect or bind the other Party until the first day of the Month following the Month in which the other Party shall have received written notification thereof.

        16.2    Should Gatherer ** Commitment Area System ** Gatherer, it shall promptly give written notice to Producer, ** which shall include the **. Producer shall then **, for a period of thirty (30) days after receipt of the notice **, in which to give notice to Gatherer that ** reasonably acceptable to Gatherer **.

  a.
  If Producer provides Gatherer **, Gatherer and Producer shall ** reasonably acceptable to Gatherer **.

  b.
  If Producer either ** or Gatherer does not receive from Producer ** with respect to **, Gatherer shall **.

        For purposes of this Section 16.2, ** of any ** shall mean the **, which shall be ** for the ** of the **. If the ** included in the **, such ** shall be ** for purposes of the **, with such **, as agreed by the parties or, failing such agreement, ** by Gatherer and reasonably acceptable to Producer **.

        16.3    Producer shall have ** and ** Gatherer if:

    (i)
    Gatherer fails to comply with the requirements of Section 2.5 ** in any **; or.

    (ii)
    Gatherer's ** as provided in Article V for any ** period **.

          16.3.1    In the event Producer elects to ** as provided above, Producer shall provide written notice to Gatherer of it's election. If Gatherer does not receive from Producer written notice of its election ** within thirty (30) days after the date the event described in (i) or (ii) above is first triggered, then the option shall be deemed waived for that event. Gatherer shall have ten (10) Business Days following receipt of such written notice from Producer in which to provide Producer with information ** Commitment Area System over the ** and information ** Commitment Area System **. Gatherer shall provide Producer with such additional information as Producer may request, and which may be of reasonable use and value ** the Commitment Area System. Such information shall specifically include, without limitation, all ** the Commitment Area System ** over the ** and information detailing ** the Commitment Area System **.

          16.3.2    Producer shall have twenty (20) Business Days following receipt of all of the requested information from Gatherer in which to provide notice to Gatherer that Producer elects to **.

          16.3.3    If Producer elects to ** and provides Gatherer with notice of such election as set forth above, then Producer shall ** (as defined below in this Article XVI) on or before the last Business Day of the first Month that is at least thirty (30) days after the date on which Producer gave Gatherer notice of its election **.

        16.4    The ** Commitment Area System ** shall be determined as follows, depending upon the time period involved: (a) As to any ** that a Party to this Agreement elects to effect during ** of this Agreement, the ** shall be ** the Commitment Area System; (b) As to any ** that a Party to this Agreement elects to effect beyond ** of this Agreement but prior to the ** of this Agreement, the ** shall be ** (as defined below); and (c) As to any ** that a Party to this Agreement elects to effect beyond **, the ** shall be **. The term ** as used in this Section, shall mean the ** the Commitment Area System **. The term ** shall mean the ** by Producer to Gatherer during the ** the Commitment Area System during the **. All ** the processing by Gatherer of Producer's Gas, all ** transporting Producer's Gas from the Commitment Area to the Delivery Points, and all ** Gatherer to Producer shall be **. Notwithstanding anything to the contrary, in no event shall the ** Commitment Area System beyond the ** of this Agreement as set forth in this Section 16.4 be ** the Commitment Area System.

        16.5    ** the Commitment Area System as a result of ** Commitment Area System under Section 16.3.3 shall ** by Gatherer to Producer, except that Gatherer agrees to ** (and Producer shall not ** until being assured that **), and Gatherer represents that its has ** Commitment Area System. Gatherer shall deliver to Producer a **. In addition, Producer shall ** Commitment Area System (excluding the items mentioned above in this Section), including ** third parties, and shall ** Commitment Area System. To the extent reasonable, Gatherer shall not ** in the event that Producer exercises its right to ** the Commitment Area System. Gatherer shall ** Commitment Area System ** prior to the **.

          16.5.1    If the ** the Commitment Area System is ** as set forth in this Section 16.5, then Gatherer and Producer shall fully cooperate for ninety (90) days to take all reasonable and customary actions **. Gatherer will, if requested, provide Producer with such information as is needed to **, within six (6) Months of the date on which such request is made, ** the Commitment Area System and the ** the Commitment Area System.

        16.6    The ** of this Article are deemed to be personal to Producer and its affiliates and are not assignable or transferable to any unaffiliated third-party, without the prior written consent of Gatherer, which consent shall not be unreasonably withheld; provided, however, that no assignee or transferee may succeed to such ** unless it acquires all of Producer's assets that are covered by this Agreement.

Article XVII.
NOTICES

        Unless otherwise provided herein, any notice, request or demand which either Party desires to serve upon the other regarding this Agreement shall be in writing and shall be considered as delivered when hand delivered or, if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing or, if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party; provided, if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next business day. Such notice shall be given to the other Party at the following address or to such other address as either party shall designate by written notice to the other:

If to PRODUCER:

  For Notices and Requests:

  NEWFIELD EXPLORATION MID-CONTINENT INC.
  110 West 7th, Suite 1300
  Tulsa, Oklahoma 74119
  Attn: Marketing Manager and Operations Manager

  Statements, Bills, or Invoices:

  NEWFIELD EXPLORATION MID-CONTINENT INC.
  110 West 7th, Suite 1300
  Tulsa, Oklahoma 74119
  Attn: Accounts Payable

  Wire Transfer Payments:

  **

If to GATHERER:

  For non-operational notices, requests and invoicing:

  For Notices and Requests:

  MARKWEST OKLAHOMA GAS COMPANY, L.L.C.
  1515 Arapahoe Street
  Tower 2, Suite 700
  Denver, CO 80202
  Attention: Chief Operations Officer
  Phone: (303) 925-9235
  FAX: (303) 925-9305
  Email: jmollenkopf@markwest.com

  For Payments:

  Wire:
   MARKWEST OKLAHOMA GAS COMPANY, L.L.C.
  **

No legal notice required or permitted hereunder concerning a claim or breach arising hereunder or notice of termination shall be valid unless provided in the manner described above to:

  MarkWest Energy Partners, L.P.
  1515 Arapahoe Street
  Tower 2, Suite 700
  Denver, CO 80202
  Fax: (303) 925-9308
  Attn: General Counsel

  NEWFIELD EXPLORATION MID-CONTINENT INC.
  110 West 7th Suite 1300
  Tulsa, Oklahoma 74119
  Attn: Legal Counsel

Article XVIII.
GUARANTY BY GATHERER'S PARENT ENTITY

        MarkWest Energy Partners, L.P., ("MEPLP") the parent entity of Gatherer hereby guarantees to Producer, absolutely, unconditionally and irrevocably, the prompt performance and payment of all the liabilities, obligations and indebtedness owing by Gatherer under this Agreement, and MEPLP is executing and delivering to Producer simultaneously with this Agreement a Guaranty Agreement in the form attached hereto as Exhibit "D".

Article XIX.
MISCELLANEOUS

        19.1    The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law rules or principles therein which might otherwise apply the law of another jurisdiction. The Parties hereto irrevocably and unconditionally consent and submit themselves to the exclusive jurisdiction of the courts of the State of Oklahoma located in Tulsa County, Oklahoma, and the courts of the United States of America located in the Northern District of Oklahoma (collectively, the "Agreed Courts") with respect to any actions, suits, or proceedings arising out of or in connection with this Agreement, and the transactions contemplated hereby, and the Parties hereto agree not to commence any action, suit, or proceeding relating thereto except in such Agreed Courts. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the Agreed Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit, or proceeding brought in any of the Agreed Courts has been brought in an inconvenient forum.

        19.2    This Agreement and the Exhibits hereto contains the entire understanding of the Parties superseding all other agreements, whether oral or written, express or implied. It may not be changed orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Every covenant, term, and provision of the Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party, it being agreed and understood that this Agreement was prepared jointly by the Parties hereto and not by any Party to the exclusion of the other. Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Producer or Gatherer.

        19.3    The captions in this Agreement are for the convenience of the Parties in identification of the provisions hereof and shall not constitute a part of this Agreement nor be considered in the interpretation of this Agreement.

        19.4    Each Party agrees that it shall maintain this Agreement and the contents thereof in strict confidence, and that it shall not cause or permit disclosure thereof to any third party without the express written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that disclosure is permitted in the event and to the extent such Party is required by a court or agency exercising jurisdiction over the subject matter thereof, by order or by regulation.

        19.5    If one or more of the provisions contained in the Agreement shall be held, for any reason, to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidability, illegality or unenforceability shall not affect the remaining provisions hereof, and this Agreement shall remain unaffected and shall be construed as if such invalid, void, illegal or unenforceable provision had never been contained herein.

        19.6    This Agreement may be executed in counterparts, each of which shall be deemed to be the original instrument for all purposes, but all of which taken together will constitute only one agreement. A facsimile transmission or photocopy of an executed counterpart of this Agreement will have the same force and effect as an executed original counterpart of this Agreement. At the request of either Party, the Parties will confirm facsimile transmitted signatures by signing an original document for delivery between them.

        19.7    The circumstances of this Agreement are such that Producer will be exposed to substantial injury if Gatherer does not timely perform under this Agreement, and the injuries that may occur to Producer could take a variety of forms. Where this Agreement imposes on Gatherer an obligation to pay Producer certain monetary sums, or provide other value to Producer, as a result of certain non-performance or delayed performance under this Agreement, such sums or other value are intended to serve as liquidated damages for certain of the injuries to Producer. The parties stipulate and agree that (a) the injury that would be caused to Producer as a result of Gatherer's non-performance or delayed performance would be difficult to estimate accurately, (b) the sums or other value to be provided to Producer under this Agreement in such circumstances are intended to serve as a liquidated damages and not as a penalty, and (c) such sums or other value represent the parties' reasonable estimate at this time of the probable loss that would be suffered by Producer in the various scenarios addressed in this Agreement.

        19.8    The application or the consent by either Gatherer or Producer for or to the appointment of a receiver, a trustee, a custodian or a liquidator for such party or any assets of such party, the admission by Gatherer or Producer of the inability of such party to pay the debts of such entity as such debts become due, the making by Gatherer or Producer of a general assignment for the benefit of creditors, the commencement by Gatherer or Producer of any proceeding relating to bankruptcy, reorganization, liquidation, receivership, conservatorship, insolvency or readjustment of debt or the sufferance by Gatherer or Producer of any such appointment or commencement of any such proceeding not terminated or discharged within 180 days shall be an event of default under, and a material breach of, this Agreement.

        19.9    Gatherer and Producer acknowledge and agree that, in any bankruptcy case commenced against or by Gatherer or Producer as debtor, (a) the debtor shall not contest or in any way take any action to oppose the lifting of the automatic stay under Section 362 of the United States Bankruptcy Code to permit the other party to enforce its rights hereunder; (b) the debtor waives all rights that it may have under Section 362 of the United States Bankruptcy Code; (c) the debtor consents to entry of an ex parte order lifting the automatic stay pursuant to Section 362(f) of the United States Bankruptcy Code; and (d) the debtor shall execute, at the option of the other party and upon 48 hours' written notice, an agreed order lifting the automatic stay.

        19.10    In addition, in any bankruptcy case commenced against or by Gatherer or Producer as debtor, the debtor shall, at the option of the other party and upon 48 hours' prior written notice, file a motion to assume this Agreement pursuant to Section 365 of the United States Bankruptcy Code and shall diligently prosecute such motion, using its best efforts to obtain the approval by the relevant bankruptcy court of such motion as soon as practicable.

        [SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in several counterparts, each of which is an original.

PRODUCER:

NEWFIELD EXPLORATION MID-CONTINENT INC.
By:	/s/ GEORGE T. DUNN
Name:	George T. Dunn
Title:	President
GATHERER:
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.
By:	/s/ FRANK SEMPLE
Name:	Frank Semple
Title:	President & CEO

STILES/BRITT RANCH GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "A"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

Map of the Commitment Area and Description of Properties

[shown on following pages]

**

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

Description of Properties depicted on Exhibit "A"—
Map of Commitment Area

All in **, Texas

**

[The remainder of this page and the next page have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

STILES/BRITT RANCH GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "A-1"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June_12th , 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

Excluded Assets

The following categories of rights, interests and other assets shall be excluded from any assignment or tranfer of Producer's Existing Gathering Facilities (or of any other assets of Producer) that may be made by Producer in favor of Gatherer pursuant to the terms of the Agreement to which this Exhibit "A-1" is attached:

        1.     Gatherer shall have no right to acquire any of Producer's assets outside of the Commitment Area delineated in Exhibit A.

        2.     Gatherer shall have no right to acquire any surface or subsurface equipment, surface facilities, rights of way, leases or other assets physically connected to Producer's System at any point between the Receipt Point and the total measured depth of any well.

        3.     Gatherer shall have no right to acquire any of Producer's mineral interest and/or oil and gas leasehold rights.

  4.
  Gatherer shall have no right to acquire any inventory, equipment, rolling stock or other assets that are not physically connected to Producer's Existing Gathering Facilities, unless such any inventory, equipment, rolling stock or other assets are necessary for or integral to the operation of Producer's Existing Gathering Facilities, and/or Gatherer shall have no right to acquire any inventory, equipment, rolling stock or other assets that are necessary for or integral to Producer's continuing oil and gas drilling, completion and production and development operations.

  5.
  Gatherer shall have no right to acquire any surface rights or surface facilities except to the extent that such are being directly used for, necessary for or integral to the operation of Producer's Existing Gathering Facilities and are not necessary for or integral to Producer's continuing drilling, completion, production and development operations.

        5.     Gatherer shall have no right to acquire the following lines and related equipment identified on the Exhibit A-1 Map (attached to this exhibit) as follows:

**

[The remainder of this page and the next page have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "B"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

Gathering Fee, Compression Fee, Actual Compression Fuel and Deemed System Loss

Gathering Fee:    The applicable Gathering Fee at each Receipt Point, prior to the application of the **, shall be $** per MCF of Gas delivered to Gatherer by Producer at the Receipt Points.

The applicable Gathering Fee shall be subject to a ** of ** which shall be ** the Gathering Fee set forth above after it meets ** based upon the amount of ** for each "Year". The ** shall be applicable only to **. Year 1 shall begin on the In-Service Date and each Year thereafter shall begin on the next anniversary date of the In-Service Date. The ** from the prior Year shall be eliminated at the beginning of each new Year until **. The ** shall not be subject to an annual adjustment.

Year 1	**
Year 2	**
Year 3	**
Year 4	**
Year 5	**
Year 6	**
Year 7	**
Year 8	**
Year 9	**
Year 10	**

Compression Fee:    The applicable total Compression Fee at each Receipt Point shall be equal to $** per MCF of Gas delivered to Gatherer by Producer at the Receipt Points, times the number of stages of compression, not to exceed ** stages of compression.

Actual Compression Fuel:    The measured quantity of Gas utilized by Gatherer to compress and dehydrate Producer's Gas for delivery to Gatherer's Plant or to any third party under Producer's existing contractual obligations; however, in no event shall the Actual Compression Fuel charged to Producer exceed ** of Producer's Gas measured at the Receipt Point(s).

Deemed System Loss:    The Deemed System Loss shall be equal to a percentage of the quantity of Gas measured at the Receipt Point(s) as follows:

Years following In-Service Date	Deemed System Loss
Less or equal to than 2 years	**
Greater than 2 years but less or equal to 4 years	**
Greater than 4 years	**

Treating Fee:    For all Gas delivered by Producer at any Receipt Point that contains equal to or less than ** of H2S, the Treating Fee for such Gas shall be $** per Mcf. For all Gas delivered by Producer at any Receipt Point that contains greater than ** of H2S but less than ** of H2S, the Treating Fee for such Gas shall be $** per Mcf. For all Gas at any Receipt Point that contains equal to or greater than ** of H2S but equal to or less than ** of H2S, the Treating Fee for such Gas shall be $** per Mcf. Notwithstanding anything to the contrary, Producer shall have the continuing right to treat Gas at any well location for the removal of H2S prior to the delivery of such Gas to Gatherer at any Receipt Point.

STILES/BRITT RANCH GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "B-1"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

**

The applicable ** to be ** that is delivered by Producer at the Receipt Points shall be determined each Month based upon a calculation of the Oil to Gas Ratio as defined below. The ** shall be calculated for each individual Receipt Point.

The numerator of the Oil to Gas Ratio shall be the arithmetic average of the daily settlement price for the "Light Sweet Crude Oil" prompt Month contract reported by the New York Mercantile Exchange ("NYMEX") from the first day of the applicable Month through the last day of the applicable Month, excluding weekends and U.S. holidays ("Crude Price"). The denominator of the Oil to Gas Ratio shall be the average of the natural gas Henry Hub Midpoint Price per MMBTU for each Day as published in Platts "Gas Daily" ("Gas Price").

The quotient derived from the Oil to Gas Ratio, rounded to the nearest tenth, shall determine **. For all of Producer's Gas that has a Heating Content equal to or greater than 1100 BTU per cubic foot at Standard Base Conditions but less than 1150, the ** shall be based on the following **:

Oil/Gas Ratio	**
13 and above	**
12 to 12.9	**
11.5 to 11.9	**
11 to 11.4	**
10 to 10.9	**
9 to 9.9	**
8 to 8.9	**
7 to 7.9	**
6 to 6.9	**
5.9 and Below	**	—

For all of Producer's Gas produced and delivered to Gather that has a Heating Content equal to or greater than 1150 BTU per cubic foot at Standard Base Conditions, the ** set forth above but in no event **. For all of Producer's Gas produced in the Processing Area and delivered into the System that has a Heating Content equal to or greater than 1070 but less than 1100 BTU per cubic foot at Standard Base Conditions, the ** shall be ** set forth above. There shall not be ** for Producer's Gas produced in the Processing Area that has a Heating Content of less than 1070 BTU per cubic foot at Standard Base Conditions.

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "C"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

Existing Dedications and Contractual Obligations Owing to Third Parties

**

Short Term Obligations made by Producer after the Effective Date

Producer may enter into short term gas gathering and or purchase agreements ("Short Term Agreement(s)") with third parties after the Effective Date as is necessary to ensure the maximum flow of its Gas production from the Commitment Area. Any Short Term Agreement shall not have a term extending beyond the In-Service Deadline unless such Agreement allows for Producer to deliver all associated Gas to Gatherer following the In-Service Deadline.

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "D"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

Guaranty Agreement by MarkWest Energy Partners, L.P.

GUARANTY

        THIS GUARANTY dated as of June     , 2008, is made by MarkWest Energy Partners, L.P., a Delaware limited partnership whose address is 1515 Arapahoe Street, Suite 700 Denver, Colorado 80202 ("Guarantor"), in favor of Newfield Exploration Mid-Continent Inc., a Delaware corporation ("Newfield"), whose address is 110 West 7th Street, Suite 1300 Tulsa, Oklahoma 74119.

WITNESSETH:

        WHEREAS, Guarantor owns directly, or indirectly through one or more subsidiaries, all of the outstanding membership interests in MarkWest Oklahoma Gas Company, L.L.C, an Oklahoma limited liability company whose address is 2500 City West, Ste. 740 Houston, Texas 77042 (the "Company"); and

        WHEREAS, the Company has entered into one or more agreements with Newfield described on Schedule I hereto (such agreements described on Schedule I, as they may be from time to time amended, including all other mutual agreements entered into in substitution, renewal or extension therefore or thereof, in whole or in part, being herein collectively called the "Agreements");

        WHEREAS, it is a condition precedent to Newfield's execution of transactions with the Company pursuant to the Agreements that Guarantor execute and deliver to Newfield a satisfactory guaranty of the Company's obligations under the Agreements;

        WHEREAS, Guarantor and the Company are mutually dependent on each other in the conduct of their respective businesses as an integrated operation; and

        WHEREAS, Guarantor's general partner or general partners have determined that Guarantor's execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, and are in the best interest of Guarantor;

        NOW, THEREFORE, in consideration of the premises and of the benefits to be received by Guarantor by virtue of Newfield's entering into the Agreements, and in consideration of the payment to Guarantor of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, and in order to induce Newfield to enter into the Agreements, Guarantor hereby agrees with Newfield as follows:

         Section 1. Definitions.    As used herein the following terms shall have the following meanings:

"Obligations" means collectively all of the obligations and undertakings which are guaranteed by Guarantor and described in subsections (a) and (b) of Section 2 hereof.

"Obligors" means the Company, Guarantor and any other endorsers, guarantors or obligors, primary or secondary, of any or all of the Obligations.

"Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

  Section 2. Guaranty.

          (a)   Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Newfield the prompt, complete, and full payment when due, and no matter how the same shall become due, of:

            (i)    all amounts due Newfield by the Company under the Agreements; and

            (ii)   any and all other indebtedness or liabilities which the Company may at any time owe to Newfield on account of or relating to the Agreements or any of them, whether incurred heretofore or hereafter or concurrently herewith, voluntarily, whether owed alone or with others, and whether fixed, contingent, absolute, inchoate, liquidated or unliquidated.

          (b)   Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Newfield the prompt, complete and full performance, when due, and no matter how the same shall become due, of all obligations and undertakings of the Company to Newfield under, by reason of, or pursuant to any of the Agreements.

          (c)   If the Company shall for any reason fail to pay any Obligation, as and when such Obligation shall become due and payable, Guarantor will, forthwith upon demand by Newfield, pay such Obligations in full to Newfield. If the Company shall for any reason fail to promptly perform any Obligations, Guarantor will, forthwith upon demand by Newfield, as applicable (to be determined by the action demanded of Guarantor by Newfield), perform the Obligations or pay the amount of damages recoverable under the Agreements, if any, on account of such non-performance.

          (d)   Guarantor shall be primarily liable hereunder for the payment and performance of the Obligations.

  Section 3. Unconditional Guaranty.

          (a)   No action which Newfield may take or omit to take in connection with any of the Agreements or any of the Obligations, and no course of dealing of Newfield with any Obligor or any other Person, shall release or diminish Guarantor's Obligations, liabilities, agreements, or duties hereunder, nor shall the same affect this Guaranty in any way or afford Guarantor any recourse against Newfield, regardless of whether any such action or inaction may increase the risks to or liabilities of Newfield or any Obligor. Without limiting the foregoing, Guarantor hereby expressly agrees that Newfield may, from time to time, without notice to or the consent of Guarantor:

            (i)    amend, change or modify, in whole or in part, any one or more of the Agreements (with the agreement of the Company), and give or refuse to give any waivers or other indulgences with respect thereto;

            (ii)   neglect, delay, fail, or refuse: to take or prosecute any action for the enforcement of any of the Obligations, to bring suit against any Obligor or any other Person, or to take any other action concerning the Obligations or the Agreements

            (iii)  change, rearrange, extend, or renew the time, terms, or manner for payment or performance of any one or more of the Obligations (with the agreement of the Company);

            (iv)  compromise or settle any unpaid or unperformed Obligation or any other Obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Agreements (with the agreement of the Company);

            (v)   apply all monies received from any Obligor in any manner permitted under the Agreements as Newfield may determine to be in Newfield's best interest, without in any way being required on account of this Guaranty to marshall security or assets or to apply all or any part of such monies upon any particular Obligations.

          (b)   No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantor's obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Newfield. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantor under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any of the following, from time to time, even if occurring without notice to or without the consent of Guarantor:

            (i)    any voluntary or involuntary liquidation, dissolution or sales of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against any Obligor, any properties of any Obligor, or the estate in bankruptcy of any Obligor in the course of or resulting from any such proceedings;

            (ii)   the failure by Newfield to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party;

            (iii)  the release by operation of law of the Company in any proceeding described in subsection (i) or any similar proceeding, or the release of any other Obligor from any of the Obligations or any other obligations to Newfield; or

            (iv)  the fact that Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

          (c)   Newfield may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person for the payment or performance of any of the Obligations. Newfield may maintain an action against Guarantor on this Guaranty without joining any other Obligor therein and without bringing separate action against any other Obligor.

          (d)   If payment to Newfield of any Obligation is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason Newfield is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to Newfield shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to Newfield on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

          (e)   This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

Section 4. Waiver.    Guarantor hereby waives, with respect to the Obligations and this Guaranty:

          (a)   notice of the incurrence of any Obligation by the Company;

          (b)   notice that Newfield, any Obligor, or any other Person has taken or omitted to take any action under any Agreements or any other agreement or instrument relating thereto or that any Obligor is in default under any of the Agreements;

          (c)   demand, presentment for payment, and notice of demand, dishonor, nonpayment, or nonperformance; and

          (d)   all other notices whatsoever.

Section 5. Exercise of Remedies.    Newfield shall have the right to enforce, from time to time, in any order and at Newfield's sole discretion, any rights, powers and remedies which Newfield may have under the Agreements or otherwise, including, but not limited to, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, oil or gas production, or other properties or rights, whether real or personal, tangible or intangible; and Guarantor shall be liable to Newfield hereunder for any deficiency resulting from the exercise by Newfield of any such right or remedy even though the rights which Guarantor may have against the Company or other Person may be destroyed or diminished by the exercise of any such right or remedy. No failure on the part of Newfield to exercise, and no delay in exercising, any right hereunder or under any other Agreements shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of Newfield provided herein and in the other are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided by law or in equity. The rights of Newfield hereunder are not conditional or contingent on any attempt by Newfield to exercise any of its rights under any other Agreements against any Obligor or any other Person.

         Section 6. No Subrogation.    Insofar as Guarantor and the Company are concerned, any payment hereunder by Guarantor shall be deemed a contribution to the capital of the Company, and Guarantor shall have no right of subrogation, contribution, reimbursement, indemnification exoneration and any other remedy which Guarantor may have against Company or any other Person with respect to this Guaranty or the duties of Guarantor under the other Agreements or applicable law. Guarantor hereby irrevocably agrees, to the fullest extent permitted by law, that it will not exercise (and herein waives) any rights against any Company or any other Person which it may acquire by way of subrogation, contribution, reimbursement, indemnification or exoneration under or with respect to this Guaranty, the other Agreements or applicable law, by any payment made hereunder or otherwise. If the foregoing waivers are adjudicated unenforceable by a court of competent jurisdiction, then Guarantor agrees that no liability or obligation of the Company that shall accrue by virtue of any right to subrogation, contribution, indemnity, reimbursement or exoneration shall be paid, nor shall any such liability or transaction be deemed owed, until all of the Obligations shall have been paid in full.

         Section 7. Successors and Assigns.    Guarantor's rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of the Guarantor, as well as Guarantor. This Guaranty shall apply to and inure to the benefit of Newfield and its successors or assigns. Without limiting the generality of the immediately preceding sentence, Newfield may assign, grant a participation in, or otherwise transfer any Obligation held by it or any portion thereof under any Agreements, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to Newfield hereunder with respect to the Obligation or portion thereof assigned by Newfield to such other Person.

         Section 8. Representations and Warranties.    Guarantor hereby represents and warrants as follows:

          (a)   the "WHEREAS" recitals at the beginning of this Guaranty are true and correct in all respects;

          (b)   the execution, delivery and performance of this Guaranty by the Guarantor has been duly authorized in all material respects by all necessary limited partnership action on the part of Guarantor pursuant to the Guarantor's certificate of limited partnership, limited partnership agreement, other constituent documents and/or applicable law, the execution and delivery of this Guaranty by the general partner executing this Guaranty on behalf of the General Partner below has been duly authorized in all material respects by all necessary corporate or similar action on the part of the general partner or general partners of the Guarantor, and written documentation (in the form of certified resolutions, other certificates or other documentation reasonably satisfactory to Newfield) shall be provided to Newfield upon its request;

          (c)   the value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and Obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly; and

          (d)   Guarantor is not "insolvent" on the date hereof (that is, the sum of Guarantor's absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of Guarantor's assets). Guarantor's capital is adequate for the business in which Guarantor is engaged and intends to be engaged. Guarantor has not hereby incurred, nor does Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

Section 9. Governing Law.    This Guaranty is to be performed in the state of Texas and shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts made to be performed entirely within such state. Guarantor hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Texas, County of Harris, and agrees and consents that service of process may be made upon it in any legal proceeding related hereto by serving the Secretary of State of the State of Texas (or by other service) in accordance with applicable provisions of the Texas revised civil statutes, as amended, governing service of process upon foreign limited partnerships.

         Section 10. Invalidity of Particular Provisions.    If any term or provision of this Guaranty shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

         Section 11. Headings and References.    The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words "hereof", "herein" and similar words refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The word "or" is not exclusive. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         Section 12. Term.    This Guaranty shall be irrevocable until all of the Obligations have been completely and finally paid and performed.

         Section 13. Limitation on Interest.    Newfield and Guarantor intend to contract in strict compliance with applicable usury law from time to time in effect, and provisions of the Agreement limiting the interest for which Guarantor is obligated are expressly incorporated herein by reference.

         Section 14. Counterparts.    This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty.

        IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

MARKWEST ENERGY PARTNERS, L.P.
By:	MarkWest Energy G.P., L.L.C., its General Partner

By:
Name:
Title:

SCHEDULE 1
TO
Guaranty dated June     , 2008 of
MarkWest Energy Partners, L.P. in favor of Newfield Exploration Mid-Continent Inc.

AGREEMENTS

STILES/BRITT RANCH GAS GATHERING AND PROCESSING AGREEMENT dated June     , 2008 entered into by and between Newfield Exploration Mid-Continent Inc., as Producer, and MarkWest Oklahoma Gas Company, L.L.C., as Gatherer.

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "E"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

Compressor Contracts

**

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "F"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

**

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "G"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

ASSIGNMENT AND BILL OF SALE

THE STATE OF TEXAS	§
§
COUNTY OF WHEELER	§

        This Assignment and Bill of Sale ("Assignment"), effective June             , 2008 ("Effective Date"), is by and between Newfield Exploration Mid-Continent Inc. ("Grantor"), with an address at 110 West 7th, Suite 1300, Tulsa, Oklahoma 74119, and MarkWest Oklahoma Gas Company, L.L.C. ("Grantee"), with an address at 2500 City West, Suite 740, Houston, Texas 77042.

I. PROPERTY

This Assignment relates to those properties, real and personal, owned by Grantor as of the Effective Date (collectively, the "Property") and described in Exhibit "A" which is attached hereto and incorporated herein by reference.

II. CONSIDERATION

For ten dollars and No/100 ($ 10.00), the premises set forth herein, the mutual benefits to be derived and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;

III. ASSIGNMENT

Effective as of the Effective Date, Grantor hereby transfers, assigns and grants to Grantee all of Grantor's right, title, and interest, if any, which Grantor may have with respect to the Property including equipment located on the Property, described in Exhibit "A" as of the Effective Date, less and except any rights relating to mineral and/or oil and gas leasehold interests of Grantor, with Grantor specially warranting title for all claims arising by, through or under Grantor, but not otherwise, and subject to all matters of record. Upon execution of this Assignment, neither Grantor nor any of Grantor's successors or assigns will have, or will have the right to claim or demand, any right, title or interest in and to the Property or any part thereof.

IV. EXCLUSION OF WARRANTIES

EXCEPT TO THE EXTENT OF THE SPECIAL WARRANTY OF TITLE CONTAINED IN SECTION III, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS ASSIGNMENT, GRANTOR AND GRANTEE AGREE THAT GRANTOR'S INTERESTS IN SUCH PROPERTY, IF ANY, BEING TRANSFERRED TO GRANTEE HEREUNDER ARE TRANSFERRED "AS IS," "WHERE IS," "WITH ALL FAULTS," WITH ANY AND ALL LATENT AND PATENT DEFECTS, AND THAT THERE IS NO WARRANTY THAT THE PROPERTY HAS A PARTICULAR FINANCIAL VALUE OR IS FIT FOR A PARTICULAR PURPOSE, EXCEPT THAT PRODUCER

AGREES TO TRANSFER THE PROPERTY, OR APPLICABLE PORTIONS THEREOF, FREE AND CLEAR OF ANY MORTGAGES, MECHANICS' LIENS, TAX LIENS AND OTHER FORMS OF SECURITY INTERESTS OR FINANCIAL ENCUMBRANCES OR PAST DUE PAYMENTS OF ANY KIND CREATED BY, THROUGH AND UNDER GRANTOR BUT NOT OTHERWISE. EXCEPT TO THE EXTENT OF THE SPECIAL WARRANTY OF TITLE CONTAINED IN SECTION III, AND AS OTHERWISE DESCRIBED ABOVE IN THIS SECTION IV, GRANTOR MAKES THIS ASSIGNMENT TO GRANTEE WITHOUT RECOURSE (EVEN AS TO THE RETURN OF THE PURCHASE PRICE), AND WITHOUT ANY COVENANT OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY.

GRANTEE ACKNOWLEDGES AND STIPULATES THAT GRANTEE IS NOT RELYING ON ANY REPRESENTATION, STATEMENT, OR OTHER ASSERTION WITH RESPECT TO THE PROPERTY OR THE PROPERTY CONDITION BUT INSTEAD IS RELYING ON GRANTEE'S OWN EXAMINATION OF THE PROPERTY. FURTHER, GRANTOR AND GRANTEE AGREE THAT, EXCEPT TO THE EXTENT OF THE SPECIAL WARRANTY OF TITLE CONTAINED IN SECTION III, AND AS OTHERWISE DESCRIBED ABOVE IN THIS SECTION IV, GRANTOR EXCLUDES ALL WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESCRIPTION, DESIGN, QUALITY, CONDITION, CONFORMITY TO PLANS OR DRAWINGS, OPERATION, PRESSURE INTEGRITY, COMPLIANCE WITH SPECIFICATION, COMPLIANCE WITH LAWS OR REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT), SUITABILITY OF THE PROPERTY FOR GRANTEE'S USE, OR ABSENCE OF PATENT OR LATENT DEFECTS OR DESIGN FLAWS.

THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS ASSIGNMENT. GRANTEE TAKES GRANTOR'S INTEREST IN SUCH PROPERTY, IF ANY, WITH THE EXPRESS UNDERSTANDING AND STIPULATION THAT, EXCEPT TO THE EXTENT OF THE SPECIAL WARRANTY OF TITLE CONTAINED IN SECTION III, AND AS OTHERWISE DESCRIBED ABOVE IN THIS SECTION IV, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES. ALL WARRANTIES THAT MIGHT ARISE BY COMMON LAW ARE EXCLUDED AND ARE SPECIFICALLY DISCLAIMED.

Grantor and Grantee agree that, to the extent required by the applicable law to be operative, the disclaimers of warranties contained in this Assignment are "conspicuous" disclaimers for the purposes of any applicable law, rule or order.

DECEPTIVE TRADE PRACTICES—WAIVER OF CONSUMER RIGHTS. AS A MATERIAL PART OF THE CONSIDERATION FOR GRANTOR AND GRANTEE AGREEING TO ENTER INTO THIS ASSIGNMENT, EACH PARTY COMPRISING GRANTOR AND GRANTEE EACH CAN, AND DO, EXPRESSLY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT PROVIDES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR ANY OTHER STATE, OR OF THE UNITIED STATES OF AMERICA, APPLICABLE TO THIS TRANSACTION, IF ANY, THAT MAY BE WAIVED BY THE GRANTOR AND GRANTEE. IT IS NOT THE INTENT OF THE GRANTOR AND GRANTEE TO WAIVE, AND THE PARTIES SHALL NOT WAIVE, ANY APPLICABLE LAW OR SUB-PART THEREOF WHICH IS PROHIBITED BY LAW FROM BEING WAIVED. THE GRANTOR AND GRANTEE AGREE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, AND AFTER CONSULTATION WITH AN ATTORNEY OF THEIR OWN SELECTION VOLUNTARILY CONSENT TO THIS WAIVER, AND UNDERSTAND THE RIGHTS BEING WAIVED.

V. INDEMNITY, RELEASE, AND ASSUMPTION OF LIABILITIES

A.
GRANTEE'S FULL ASSUMPTION.

From and after the Effective Date, Grantee expressly agrees to assume, perform and discharge all duties, obligations, and "LIABILITIES" arising out of or related to the ownership, operation, administration, and eventual abandonment of the Property.

GRANTEE EXPRESSLY AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD GRANTOR HARMLESS FROM AND AGAINST ANY AND ALL "LIABILITIES," INSOFAR AS PERMITTED BY LAW, WHICH ARE INCIDENT TO, OR ARISE OUT OF, SAID OBLIGATIONS, COVENANTS AND "LIABILITIES" OR THE OWNERSHIP, OPERATION AND ABANDONMENT OF THE PROPERTY ARISING OR ATTRIBUTABLE TO ACTS OR CONDITIONS AT OR AFTER THE EFFECTIVE DATE, EXCEPT TO THE EXTENT THAT ANY SUCH OBLIGATIONS, COVENANTS AND "LIABILITIES" ARE THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR, OR ITS OFFICERS, EMPLOYEES, CONTRACTORS, AGENTS OR REPRESENTATIVES.

"LIABILITIES" FOR PURPOSES OF THIS ASSIGNMENT SHALL BE DEFINED AS ALL LIABILITIES, DAMAGES, CLAIMS, DEMANDS, JUDGMENTS, COSTS, EXPENSES, LOSSES, OBLIGATIONS, DUTIES, COVENANTS, INDEMNITIES, OR WARRANTIES OF ANY KIND OR CHARACTER, INCLUDING WITHOUT LIMITATION ATTORNEY'S FEES, EXPENSES, COSTS, FINES, PENALTIES, AND NATURAL RESOURCE DAMAGES, INCLUDING BUT NOT LIMITED TO ANY "LIABILITIES" UNDER ANY LOCAL, STATE, FEDERAL, OR OTHER GOVERNMENTAL LAWS, RULES OR REGULATIONS.

Grantor and Grantee agree that, to the extent required by the applicable law to be operative, the indemnities contained in this Assignment are "conspicuous" indemnities for the purposes of any applicable law, rule or order.

From and after the Effective Date, Grantee expressly releases Grantor from all duties, obligations and "LIABILITIES" arising out of or related to the ownership, operation, administration, and eventual abandonment of the Property whether arising from acts or conditions arising or existing at or after the Effective Date.

VI. TAXES

Any real estate, ad valorem, personal property or other taxes levied or assessed on the Property shall be prorated between the Grantor and Grantee as of the Effective Date based upon the most recent property tax assessments and most recent certified tax rates; provided, that in addition to the consideration paid hereunder for this Assignment, Grantee is responsible for paying, or reimbursing the Grantor for, any sales tax applicable to the sale of the Property, if any, in this Assignment. All such real estate, ad valorem, personal property and other taxes with respect to the Property at and after the Effective Date shall be the responsibility of Grantee.

VII. GENERAL TERMS

This Assignment shall bind and inure to the benefit of Grantor and Grantee and their respective successors and assigns.

THIS ASSIGNMENT, AND THE RIGHTS AND OBLIGATIONS OF THE GRANTOR AND GRANTEE HEREUNDER, SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OR CHOICE OF LAW RULES OR PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ALL DISPUTES RELATING TO OR ARISING OUT OF THIS ASSIGNMENT SHALL BE EXCLUSIVELY RESOLVED IN THE STATE DISTRICT COURTS OF HARRIS COUNTY, TEXAS, LOCATED IN THE CITY OF HOUSTON.

GRANTOR and GRANTEE have executed this Assignment and Bill of Sale in duplicate originals to be effective for all purposes as of the Effective Date.

GRANTOR:	GRANTEE:
Newfield Exploration Mid-Continent Inc.	MarkWest Oklahoma Gas Company, L.L.C.
By:	By:
Name:	Name:
Title:	Title:

STATE OF OKLAHOMA	§

§
COUNTY OF TULSA	§

With respect to the signature of Grantor, this instrument was acknowledged before me on this the                        day of June, 2008, by                                    , its                                    .

                      Notary Public

My Commission Expires:

STATE OF COLORADO	§

§
COUNTY OF DENVER §

With respect to the signature of Grantee, this instrument was acknowledged before me on this the                        day of June, 2008, by                                    , its                                    .

                      Notary Public

My Commission Expires:

SIGNATURE PAGE TO Assignment and Bill of Sale by and between Newfield Exploration Mid-Continent Inc. and MarkWest Oklahoma Gas Company, L.L.C. dated June             , 2008

EXHIBIT "A"

Attached to and made a part of that certain Assignment and Bill of Sale by and between
Newfield Exploration Mid-Continent Inc.
and
MarkWest Oklahoma Gas Company, L.L.C.
dated June             , 2008

Property Description: All of Producer's interest in compression, gathering, measurement, pigging, and all other related facilities owned, operated, controlled or used by Producer as of the In-Service Date to gather and compress Producer's Gas downstream of the Receipt Points and all related compressor and equipment leases, rights-of-way, easements, surface use lease, and other real property interests and agreements less and except the "Excluded Assets" described on Exhibit A-1 which are reserved by Producer, including but not limited to: [list of assets, agreements and properties to be identified]

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "H"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

FACILITIES AGREEMENT

[attached to this Exhibit]

**

[8 pages have been omitted and filed separately with the Securities and Exchange Commission pursuant to the request for confidential treatment.]

STILES/BRITT GAS GATHERING AND PROCESSING AGREEMENT
EXHIBIT "I"
BY AND BETWEEN
NEWFIELD EXPLORATION MID-CONTINENT INC.
AND
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.

EFFECTIVE AS OF THE EFFECTIVE DATE

        Attached to and made a part of Stiles/Britt Ranch Gas Gathering and Processing Agreement dated June 12th, 2008, by and between NEWFIELD EXPLORATION MID-CONTINENT INC. ("Producer") and MARKWEST OKLAHOMA GAS COMPANY, L.L.C. ("Gatherer").

INTERCONNECT CAPACITIES

CenterPoint Energy Gas Transmission—** MMCF per Day (When Completed)

Panhandle Eastern Pipe Line Company—** MMCF per Day (Existing)

Natural Gas Pipeline Company of America—** MMCF per Day (When Completed)

ANR Pipeline Company—** MMCF per Day (Existing)

Enogex Inc.—**

QuickLinks

  Exhibit 10.1